Exhibit 10.12

                               CONSULTING SERVICES AGREEMENT

         Agreement made April 9, 1997 between IFS International, Inc., a Delaware corporation ("IFS" or the "Company") and Jerry Tishkoff ("Tishkoff").

         The parties agree as follows:

         1. Duties. Tishkoff shall provide management consulting services and shall perform those duties ordinarily performed by the chief operating officer of a software development company. It is understood and agreed that Tishkoff shall provide substantially full time services to IFS, except that Tishkoff may continue to provide consulting services to ATI (an existing consulting client) for not more than one day per week without IFS' consent. Tishkoff may also have daily telephone contract with ATI, so long as this does not adversely impact his duties at IFS.

         2. Term and Termination.

                  (a) This Agreement shall commence upon completion of IFS' public offering (targeted for January 15, 1997) and shall run for an indefinite term, until terminated by either party as provided below.

                  (b) Termination by Tishkoff. Tishkoff shall have the right to terminate this Agreement, without regard to the existence or lack of "cause", upon written notice to IFS. Upon receipt of such notice, IFS shall have the right to specify the date at which Tishkoff shall terminate services to IFS, which shall be not more than sixty (60) days after the date of Tishkoff's initial notice. IFS agrees to pay Tishkoff for the period that Tishkoff provides services. In addition, if Tishkoff terminates within twelve months after the Effective Date (defined below) of this Agreement, IFS shall pay him two (2) month's fees after termination of services.

                  (c) Termination by IFS. IFS may terminate this Agreement, without the regard to the existence or lack of "cause", by majority vote of the remaining Board of Directors (with Tishkoff to abstain from the vote). If the Board so votes to terminate Tishkoff's employment, IFS shall give written notice given to Tishkoff, which notice shall specify the period during which Tishkoff is to continue to provide services, such period not to exceed sixty (60) days. If notice of termination comes within the first twelve months after the effective date, then Tishkoff shall be paid fees for the time period during which Tishkoff continues to provide services, plus four (4) additional months.

         3. Compensation. As consideration for his services, Tishkoff shall be paid Thirteen Thousand Five Hundred Dollars ($13,500) per month. In addition, IFS agrees to reimburse Tishkoff's reasonable expenses of travel and housing in the Troy, New York area, such travel and housing expenses not to exceed the sum of Two Thousand Five Hundred Dollars ($2,500) per month. Tishkoff shall have use of the company van while performing services at IFS' Troy, New York offices.

         4. Scope of Authority. Tishkoff shall make recommendations to the Company's board of directors and management concerning the matters for which he has responsibility as set forth herein and on Exhibit "A". General responsibilities of Tishkoff are as follows: (i) develop IFS organization for rapid growth; (ii) assist in the management of IFS finances; (iii) recommend new products and services to the Company's management; (iv) assist in connection with acquisitions, mergers and other business combinations; (v) assist in establishing sales alliances and joint ventures; (vi) supervise day to day operations and production; (vii) oversee shareholder and marketmaker/broker relations; and (viii) assist in the search for a permanent chief operating officer, when so directed by the board. The specific objectives for the first twelve months are set forth on Exhibit "A" which is attached hereto and incorporated by reference. Tishkoff is not authorized to borrow funds without the express approval of the Company's board of directors. Likewise, Tishkoff may not sign contracts on behalf of the Company nor commit to the expenditure of Company funds without board authority. However, the board may hereafter authorize Tishkoff to borrow funds or to borrow up to a limited amount, sign contracts or a particular class of contracts or contracts not exceeding a certain amount, or otherwise authorize him to expend Company funds. In such event, the minutes of the board proceedings containing such authorization shall be deemed a supplement to this Agreement.

         5. Directorship. It is acknowledged that Tishkoff is an existing member of the board of directors of IFS. This Agreement relates to Tishkoff's duties as a management consultant, and nothing contained herein shall enlarge, abridge, negate or alter his duties as a member of the board of directors, nor effect his obligations and fiduciary responsibilities as a board member. This Agreement does not constitute a contract to continue Mr. Tishkoff on the board, nor does it obligate Mr. Tishkoff to continue on the board, and provisions of the Company's by-laws and Delaware corporate law shall continue to govern such matters. Upon request, Tishkoff agrees to serve as a member of the executive committee of the board if such committee is formed.

         6. No Assignment. Tishkoff may not delegate any of his duties or obligations under this Agreement. The rights and obligations of IFS under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of IFS.

         7. Modification or Waiver. This Agreement may only be changed, modified or rescinded by written instrument signed by both parties. Any waiver of the provisions of this Agreement shall not be effective unless made in writing signed by the person against whom enforcement is sought. A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they be of the same or similar nature.

         8. Independent Contractor Status. The parties agree that Tishkoff is an independent contractor and that Tishkoff is not an employee of IFS. Accordingly, IFS shall not be required or authorized to withhold FICA, federal or state withholding taxes or any other sums which the law requires be deducted from employees wages from Tishkoff's compensation under this Agreement. IFS will not provide any employee fringe benefits to Tishkoff, nor will IFS provide workers' compensation insurance, disability benefits insurance or any other insurance or benefits mandated by law for employees. Tishkoff is responsible for payment of all required payroll taxes, federal, state or local, including income taxes, social security taxes, federal unemployment compensation taxes and other payments required by law. If any court or administrative agency determines that Tishkoff constitutes an employee of IFS, Tishkoff shall indemnify and hold IFS harmless from all taxes, penalties, interest or assessments that IFS may incur by reason of any such finding. Notwithstanding the foregoing, if Tishkoff so requests, IFS shall make its group medical insurance coverage available to him, provided that Tishkoff reimburses the Company for all premiums paid on Tishkoff's behalf.

         9. Notices. All notices, requests, demands and other communications (a "Notice") required or permitted pursuant to this Agreement shall be in writing, and shall be deemed to be properly served if either (i) sent via Federal Express or other nationally recognized courier service providing written evidence of delivery, or (ii) sent by certified or registered mail, postage pre-paid return receipt requested, or (iii) sent by facsimile and confirmed by first class mail. All Notices shall be addressed as follows:

         IFS International, Inc.                     Jerry Tishkoff
         Rensselaer Technology Park         24300 Chagrin Boulevard, Suite 317
         185 Jordan Road                             Beachwood, Ohio  44122
         Troy, New York  12180

         Any party may change address for receipt of notice by written notice to the other party.

         10. Construction and Miscellaneous. This Agreement contains the entire agreement and understanding of the parties concerning Tishkoff's consulting services. There are no other understandings, terms, or conditions, oral or written, express or implied, not contained therein. All prior understandings, terms, conditions, or agreements are deemed superseded and merged in this Agreement. This Agreement shall bind and inure to the benefit of the parties, their respective heirs, personal representatives and legal successors. If any parts of this Agreement are found to be void or unenforceable, the remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted. This Agreement shall be governed by the laws of the State of New York. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires. This Agreement may be executed in several counterparts, each of which shall be considered a legal original for all purposes. Any fully signed counterpart may be introduced into evidence in any action or proceeding without having to produce the others.

         IN WITNESS WHEREOF, the parties have executed this Agreement.

IFS INTERNATIONAL, INC.




By:      \s\ Frank Pascuito                                   \s\ Jerry Tishkoff
         ---------------------------                 ---------------------------
         Frank Pascuito                                       Jerry Tishkoff



By:      \s\ Charles Caserta
         ---------------------------
         Charles Caserta


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                                                     EXHIBIT "A"

The specific objectives for the first 3-6 months are:

         1.       Increase programmers and project supervision to 25.

         2.       Establish a Human Resources Department.

         3. Hire a Vice President of Operations to oversee and coordinate production, O&A, hardware and installation.

         4. Establish monthly P&L reports with finance and project tracking program.

         5.       Resolve building space.

         6. Establish sales reports, expense format and pricing for new sales representatives.

         7.       Establish joint ventures in processing centers with TP II.

         8.       Investment of funds.

         9.       Develop a five (5) year business plan.

The specific objectives for months 6-12 are:

         1.       Add fifteen more programs and project supervisors.

         2.       Establish technology department for R&D and Development.

         3.       Hire sales manager.

         4.       Hire three new sales people.

         5.       Initiate search for potential acquisitions using stock.

         6.       Establish consulting division to place programmers in field.

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